Exhibit 99.1

MacroGenics Provides Corporate Progress Update and Third Quarter 2013 Financial Results

ROCKVILLE, Md., November 12, 2013 – MacroGenics, Inc. (NASDAQ: MGNX), a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer and autoimmune diseases, today provided a corporate progress update and reported financial results for the quarter ended September 30, 2013.

“MacroGenics made significant accomplishments both financially and operationally over the past several months in our mission to harness the power of the immune system to fight cancer and autoimmune diseases,” said Scott Koenig, M.D., Ph.D., President and CEO of MacroGenics. “We added significant financial resources through our recent initial public offering, which we will apply to the development of our proprietary pipeline of product candidates, including the clinical development of margetuximab in gastroesophageal cancer, metastatic breast cancer and other solid tumors. During the third quarter, we also initiated a Phase 1 dose expansion trial for MGA271. In addition, MGD006, our first Dual-Affinity Re-Targeting (DART™) or bi-specific antibody, remains on track to enter the clinic in 2014 for acute myeloid leukemia. Looking ahead to 2014, we believe we are in a strong position to continue to invest in our pipeline and look forward to further progress with these and other promising product candidates.”

Recent Corporate Highlights

•	Completed Initial Public Offering: MacroGenics completed a successful IPO in October, which raised approximately $83.8 million, net of underwriting discounts and commissions and estimated offering expenses.

•	Increased Non-Dilutive Capital: Subsequent to June 30, 2013, MacroGenics has received or invoiced $19 million of milestone and maintenance payments from two of its collaborators.

•	Strengthened Management Team: Jon Wigginton, M.D., joined the Company in August as Senior Vice President, Clinical Development. Previously, Jon had been at Bristol-Myers Squibb, where he was most recently the Therapeutic Area Head, Immuno-Oncology, Early Clinical Research.

•	Augmented Board of Directors: The Company elected Paulo F. Costa as Chairman and added David C. Stump, M.D., as a Director to its Board. Mr. Costa was the former Chairman of Amylin Pharmaceuticals and the former President and CEO of Novartis U.S. Corporation. Dr. Stump was most recently Executive Vice President, Research and Development at Human Genome Sciences where he joined the company in 1999 from Genentech.

Development Pipeline Update

Margetuximab is an Fc-optimized monoclonal antibody that targets HER2-expressing tumors, including breast, gastroesophageal and other cancers. Recent highlights include:

•	Phase 3 Initiation Expected in 2014: MacroGenics is preparing for a Phase 3 study of margetuximab in advanced gastroesophageal cancer, for which enrollment is expected to begin in the second half of 2014.

•	Enrolling Phase 2a Metastatic Breast Cancer Study: MacroGenics continues to enroll patients in a Phase 2a clinical study in metastatic breast cancer. The Company plans to report data in 2014.

MGA271 is an Fc-optimized monoclonal antibody that targets B7-H3, which is over-expressed on a wide variety of solid tumor types and is a member of the B7 family of molecules involved in immune regulation. Recent highlights include:

•	$10 million Payment by Servier for Initiation of Phase 1 Dose Expansion: The dose expansion phase of the MGA271 Phase 1 clinical study initiated in August triggered a $10 million payment to MacroGenics by its partner, Les Laboratoires Servier, or Servier.

•	Continued Enrollment: MacroGenics continues to enroll patients in the Phase 1 study with prostate cancer, melanoma and other B7-H3 positive tumors.

MGD006 is a humanized DART-based molecule, or DART, that recognizes both CD123 and CD3. CD123, the Interleukin-3 receptor alpha chain is expressed on leukemia and leukemic stem cells. The primary mechanism of action of MGD006 is its ability to redirect T cells, via their CD3 component, to kill CD123-expressing cells. Recent highlights include:

•	First DART to Enter Clinic: MGD006, MacroGenics’ first DART, is poised to enter the clinic in the first half of 2014.

•	Pre-Clinical Data to be Presented at ASH: On December 9, an abstract titled “Targeting CD123 In Leukemic Stem Cells Using Dual Affinity Re-Targeting Molecules (DARTs®)” is scheduled for oral presentation by Muneera Al-Hussaini, M.D., an investigator from the Division of Hematology & Oncology, Washington University School of Medicine in St. Louis, at the 55th ASH Annual Meeting in New Orleans, LA.

Other Pre-Clinical Product Candidates

MacroGenics continues to advance its portfolio of other proprietary and partnered pre-clinical assets, including MGD007, an oncology DART that recognizes both gpA33 and CD3, and MGD010, a DART that targets both CD32B and CD79B for the treatment of autoimmune diseases.

In early November, Boehringer Ingelheim nominated a DART-based therapeutic candidate for pre-clinical development, triggering a $5 million milestone payment to MacroGenics. In addition, Boehringer Ingelheim will pay a research maintenance payment of $4 million to MacroGenics in the fourth quarter of 2013.

Third Quarter 2013 Financial Highlights

•	Cash Position: Cash and cash equivalents as of September 30, 2013 were $33.6 million, compared to $47.7 million as of December 31, 2012. Subsequent to September 30, 2013, the Company raised net proceeds of $83.8 million from its IPO, including the underwriters’ exercise of the over-allotment option.

•	Revenue: Total revenues, consisting primarily of revenue from collaborative research, were $20.2 million for the third quarter of 2013 and $43.1 million for the nine months ended September 30, 2013, compared to $16.1 million and $54.0 million for the comparable periods in 2012.

•	R&D Expenses: Research and development expenses were $11.1 million for the third quarter of 2013 and $32.2 million for the nine months ended September 30, 2013, compared to $12.0 million and $36.9 million for the comparable periods in 2012.

•	G&A Expenses: General and administrative expenses were $2.0 million for the third quarter of 2013 and $7.3 million for the nine months ended September 30, 2013, compared to $1.5 million and $6.6 million for the comparable periods in 2012.

•	Net Income: Net income was $6.6 million for the third quarter of 2013 and $2.9 million for the nine months ended September 30, 2013, compared to $2.6 million and $10.5 million for the comparable periods in 2012.

•	Shares Outstanding: Shares outstanding as of October 31, 2013 were 25.0 million, which includes the sale of 5.75 million shares of common stock in the Company's IPO and the resulting automatic conversion of the Company's convertible preferred stock into common stock.

Conference Call Information

MacroGenics will host a conference call today at 4:30 pm (EST) to discuss the quarter and provide a corporate update. To participate in the conference call, please dial 1-877-303-6253 (domestic) or 1-973-409-9610 (international) five minutes prior to the start of the call and provide the passcode 97246097.

The recorded, listen-only webcast of the conference call can be accessed under "Events & Presentations" in the Investor Relations section of the Company's website at www.macrogenics.com. A replay of the webcast will be available shortly after the conclusion of the call and archived on the Company's website following the call.

MACROGENICS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	September 30,	December 31,
	2013	2012
	(unaudited)
Cash and cash equivalents	$33,569	$47,743
Total assets	41,976	53,747
Deferred revenue	30,111	44,080
Convertible preferred stock	2,947	2,947
Total stockholders’ equity (deficit)	(4,048)	(8,237)

MACROGENICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Revenue from collaborative research	$20,111	$15,533	$42,016	$50,284
Grant revenue	121	549	1,112	3,744

Total revenues	20,232	16,082	43,128	54,028

Costs and expenses:
Research and development	11,088	11,968	32,234	36,925
General and administrative	1,987	1,514	7,323	6,641

Total costs and expenses	13,074	13,483	39,557	43,566

Income from operations	7,158	2,599	3,571	10,462
Other income (expense)	(554)	2	(627)	5

Net comprehensive income	$6,604	$2,601	$2,944	$10,467

Basic net income per common share	$0.14	$0.00	$0.00	$0.00
Diluted net income per common share	$0.01	$0.00	$0.00	$0.00
Basic weighted average number of common shares	1,184,507	1,092,307	1,463,798	1,078,145
Diluted weighted average number of common shares	21,242,978	21,502,424	21,908,859	21,412,848

About MacroGenics, Inc.

MacroGenics is a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer and autoimmune diseases. The company generates its pipeline of product candidates from its proprietary suite of next-generation antibody technology platforms, which it believes improve the performance of monoclonal antibodies and antibody-derived molecules. The company creates both differentiated molecules that are directed to novel cancer targets, as well as “bio-betters,” which are drugs designed to improve upon marketed medicines. The combination of MacroGenics’ technology platforms and antibody engineering expertise has allowed the company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. www.macrogenics.com

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, clinical development of the Company’s therapeutic candidates, milestone or opt-in payments from the Company’s collaborators, the Company’s anticipated milestones and future expectations and plans and prospects for the Company and other statements containing the words “anticipate,” ”believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and enrollment of future clinical trials, expectations of expanding ongoing clinical trials, availability and timing of data from ongoing clinical trials, expectations for regulatory approvals, other matters that could affect the availability or commercial potential of the Company’s product candidates and other risk factors described in the Company’s filings with the Securities and

Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

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Contacts:

Jim Karrels, Vice President, CFO

MacroGenics, Inc.

1-301-251-5172, info@macrogenics.com

Karen Sharma, Director

MacDougall Biomedical Communications

1-781-235-3060, ksharma@macbiocom.com